EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of December 14, 2003

by and among

Henkel KGaA,

Henkel Merger Corporation

and

The Dial Corporation

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

Section 9.10	Interpretation	43
Section 9.11	Definitions	43
Exhibit A	Form of Amended and Restated Certificate of Incorporation
	of Surviving Corporation

-iv-

Glossary of Defined Terms

Defined Terms	Defined in Section

Acquisition Proposal	6.02(f)
Adjusted Award	2.04(b)
Adjusted Exercise Price	2.04(b)
Affiliate	9.11
Agreement	Preamble
Associate	9.11
beneficial ownership	9.11
beneficially own	9.11
Business Day	9.11
Cash-Out Right	2.04(b)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Closing Date Exchange Rate	2.04(b)
Closing Trading Price	2.04(b)
Code	2.03(e)
Company	Preamble
Company Disclosure Schedule	Art. III
Company Financial Advisor	3.08
Company Intellectual Property	3.14(k)
Company Licensed Intellectual Property	3.14(k)
Company Owned Intellectual Property	3.14(k)
Company Plan	3.09(a)
Company SEC Reports	3.05(a)
Company Securities	3.02(a)
Company Stockholder Meeting	6.01(b)
Confidentiality Agreement	5.02(c)
Continued Stock Options	2.04(b)
Copyrights	3.14(k)
D&O Insurance	6.06(b)
Deferred Compensation Plans	2.06
DGCL	1.01
Dissenting Shares	2.02
Effective Time	1.03
Environmental Disclosure Requirements	3.13(e)
Environmental Law	3.13(e)
ERISA	3.09(a)
ERISA Affiliate	3.09(a)
ESPP Shares	2.05

-v-

Glossary of Defined Terms
(continued)

Defined Terms	Defined in Section

Exchange Act	3.04
Exercise Trading Price	2.04(b)
Existing Stock Options	2.04(a)
Fairness Opinion	3.18
Foreign Antitrust Laws	3.04
Government Antitrust Entity	6.04(a)
Governmental Entity	3.04
Hazardous Substance	3.13(e)
HSR Act	3.04
Indemnified Person	6.06(a)
Intellectual Property	3.14(k)
know	9.11
knowledge	9.11
Management Contract Parties	Recitals
Material Adverse Effect	9.11
Material Contract	3.15
Merger	1.01
Merger Consideration	Recitals
Merger Sub	Preamble
Option Consideration	2.04(a)
Outside Date	8.02(a)
Parent	Preamble
Parent Material Adverse Effect	4.01(b)
Parent Shares	2.04(b)
Patents	3.14(k)
Paying Agent	2.03(a)
Payment Fund	2.03(a)
Permits	3.12
Person	9.11
Plan	3.09(a)
Potential Acquiror	6.02(b)
Preferred Stock	3.02(a)
Proxy Statement	3.07
Release	3.13(e)
Required Company Vote	3.19
Rights	3.17
Rights Agreement	3.02(a)
SEC	3.05(a)
Securities Act	3.05(a)
Share	Recitals
Software	3.14(k)
Stock Option Plans	2.04(a)

-vi-

Glossary of Defined Terms
(continued)

Defined Terms	Defined in Section

Stock Unit	2.06
Stock Unit Consideration	2.06
Subsidiary	9.11
Subsidiary Securities	3.02(b)
Superior Proposal	6.02(f)
Surviving Corporation	1.01
Tax	3.11(n)
Termination Fee	8.06(b)
Trademarks	3.14(k)
Trade Secrets	3.14(k)
U.S. GAAP	3.05(b)
USRPHC	3.11(h)

-vii-

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 14, 2003, is by and among Henkel KGaA, a Kommanditgesellschaft auf Aktien (a partnership limited by shares) organized under the laws of the Federal Republic of Germany (“Parent”), Henkel Merger Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and The Dial Corporation, a Delaware corporation (the “Company”).

RECITALS

     WHEREAS, the Board of Directors of each of Merger Sub and the Company has approved and declared advisable and fair to, and in the best interests of, their respective stockholders, this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.01), in which each issued and outstanding share (a “Share”) of common stock, par value $0.01 per share, of the Company (including the associated Rights (as defined in Section 3.17) not owned by Parent, Merger Sub or the Company, other than Dissenting Shares (as defined in Section 2.02), will be converted into the right to receive $28.75 in cash, without interest (the “Merger Consideration”) and subject to any applicable withholding tax specified in Section 2.03(e);

     WHEREAS, both the Shareholders Committee and the Management Board of Parent have determined that it is in the best interests of Parent and its shareholders to acquire the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, concurrently with the execution hereof and in order to induce Parent and Merger Sub to enter into this Agreement, the Company is entering into amended Change-in Control Agreements and Employment Agreements, dated the date hereof but effective as of the Effective Time (as defined in Section 1.03), with certain members of the management of the Company (the “Management Contract Parties”); and

     WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

     SECTION 1.01. The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

     SECTION 1.02. Closing of the Merger. The closing of the Merger (the "Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by Parent, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with the DGCL (the "Certificate of Merger”) with the Secretary of State of the State of Delaware, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as the parties shall agree and as shall be provided in the Certificate of Merger (the “Effective Time”).

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, the Surviving Corporation shall continue its corporate existence under the DGCL and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

     SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The Restated Certificate of Incorporation of the Company shall, by virtue of the Merger, be further amended and restated in its entirety to read in the form of Exhibit A and, as so amended, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation, until amended in accordance with such Amended and Restated Certificate of Incorporation and the DGCL.

     (b) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Amended and Restated Certificate of Incorporation and the DGCL.

     SECTION 1.06. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Amended and Restated Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

     SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Amended and Restated Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES

     SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any capital stock of the Company or Merger Sub:

     (a) Common Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share that is held by the Company as treasury stock or that is owned by Parent or any of its or the Company’s respective wholly-owned Subsidiaries (as defined in Section 9.11) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.01(b) and any Dissenting Shares), shall be converted into the right to receive the Merger Consideration. At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to each such Share.

     SECTION 2.02. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

     SECTION 2.03. Exchange of Certificates.

     (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, no later than the Effective Time, Parent shall, or shall cause an Affiliate (as defined in Section 9.11) other than the Surviving Corporation to, make available to the Paying Agent sufficient funds to make the payments due pursuant to Section 2.01(c) upon surrender of Certificates (such funds being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person (as defined in Section 9.11) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of a Certificate in exchange for the Merger Consideration with respect to each Share formerly represented by such Certificate. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration (subject to any applicable withholding tax as specified in Section 2.03(e)), and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.03, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

     (c) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

     (d) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger

Consideration from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as are required to be withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

     (f) No further Ownership Rights; Closing of the Company’s Transfer Books. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate (including the associated Rights). At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of Shares shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

     (g) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of their claim for the Merger Consideration, without any interest thereon. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     SECTION 2.04. Existing Stock Options.

     (a) Settlement of Existing Stock Options. The Company shall use its reasonable best efforts to obtain the consent of all option holders (such efforts to include, but not be limited to, delivery of written notice to all such option holders at least 20 Business Days prior to the anticipated Closing Date requesting consent to the settlement of the Existing Stock Option held by each such holder in accordance with this Section 2.04) to the settlement of each option to acquire Shares (the “Existing Stock Options”) granted under the Company’s 1996 Stock Incentive Plan, as amended, or the Company’s 1992 Stock Incentive Plan, as amended (the “Stock Option Plans”), which is outstanding at the Effective Time, whether vested or unvested, in exchange for the right to promptly receive an amount in cash, without interest, with respect to each Share then subject to such Existing Stock Option, equal to the excess, if any, of the Merger Consideration over the exercise price for such Share under such Existing Stock Option (such amount being hereinafter referred to as the “Option Consideration”), subject to applicable income and employment tax withholding amounts and other statutory social charges (if any) required to be withheld by the Company or any of its Subsidiaries under any applicable law. Each Existing Stock Option for which such consent has been obtained shall be automatically canceled at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof in exchange for the payment of the Option Consideration. Payment of the Option Consideration for each such Existing Stock Option shall be reduced by all applicable income and employment tax withholding amounts and other statutory social charges (if any) required to be withheld by the Company or any of its Subsidiaries under any applicable law.

     (b) Adjustment. As of the Effective Time, Parent shall assume in full each Continued Stock Option (as defined in this Section 2.04(b)) and the related obligations provided herein. The assumption of a Continued Stock Option shall not modify (except as required hereunder) any of the terms thereof. Pursuant to the terms of the Stock Option Plans, the Company shall cause each Existing Stock Option for which the consent specified in Section 2.04(a) has not been obtained as of the Effective Time (the “Continued Stock Options”) to be automatically converted at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, but subject to the Cash-Out Right of the holder thereof, into a right (each, an “Adjusted Award”) with respect to the greatest whole number of preferred shares of Parent (the “Parent Shares”) which is equal to the quotient of (i) the product of (x) the number of Shares covered by such Continued Stock Option immediately prior to the Effective Time, multiplied by (y) the Merger Consideration, expressed in Euros, converted using the Closing Date Exchange Rate, divided by (ii) the average of the closing prices for a Parent Share (the "Closing Trading Price”) over the 20 consecutive trading days immediately preceding the Effective Time as reported on the Frankfurt Stock Exchange and published in the Handelsblatt. Each such Adjusted Award shall entitle the holder thereof to receive, on exercise of any portion of such Adjusted Award prior to its expiration and on the same terms and conditions, mutatis mutandis, as were applicable to the corresponding Continued Stock Option immediately prior to the Effective Time, an amount in cash equal to the excess, if any, of the Exercise Trading Price on the date of exercise over the Adjusted Exercise Price applicable under such Adjusted Award, subject to applicable income and employment tax withholding amounts and other statutory social charges (if any) required to be withheld by the Company or any of its Subsidiaries under any applicable law. The “Adjusted Exercise Price” for each Parent Share covered by an Adjusted Award shall equal the quotient of (i) the product of (x) the exercise price per Share applicable under the corresponding Continued Stock Option immediately prior to the Effective Time, expressed in Euros converted using the Closing Date Exchange Rate, multiplied by (y) the number of Shares covered by such Continued Stock Option immediately prior to the Effective Time, divided by (ii) the number of Parent Shares covered by such Adjusted Award immediately following the Effective Time. For purposes of this Section 2.04(b), the exercise price applicable under each Continued Stock Option and the Merger Consideration shall be converted into Euros using the average of the exchange rates to convert one U.S. dollar into one Euro over the 20 consecutive trading days immediately preceding the Effective Time as published by the European Central Bank (the “Closing Date Exchange Rate”). The “Exercise Trading Price” shall equal the closing price of a Parent Share as reported on the Frankfurt Stock Exchange and published in the Handelsblatt. For purposes of this Section 2.04, the term “Cash-Out Right” shall mean the right of the holder of a Continued Stock Option to elect, during the 60-day period commencing on the “Change in Control” (as defined in the Stock Option Plans), to receive for each Share then subject to such Continued Stock Option, whether or not vested, an amount equal to the excess, if any, of the Change in Control Price (as defined in the Stock Option Plans) over the exercise price per Share applicable under the corresponding Continued Stock Option immediately prior to the Effective Time, in settlement and cancellation of each such Continued Stock Option, subject to applicable income and employment tax withholding amounts and other statutory social charges (if any) required to be withheld by the Company or any of its Subsidiaries under any applicable law.

     (c) All administrative and other rights and authorities granted under the Stock Option Plans to the Company, the Board of Directors of the Company or any committee or designee thereof shall, following the Effective Time, reside with Parent. Prior to the Effective Time, the Company shall take all actions, including amending the Stock Option Plans as required, necessary or appropriate to (i) preclude the grant of any options or other equity rights or awards under any of the Stock Option Plans from or after the Effective Time and (ii) permit the conversion of the Continued Stock Options in accordance with Section 2.04 (b).

     SECTION 2.05. Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take (or cause to be taken) such actions with respect to the Company’s Employee Stock Purchase Plan as may be necessary or appropriate (i) to preclude the commencement of any new “Offering,” as defined thereunder, from or after the Effective Time, (ii) to terminate any current Offering no later than the last payroll date immediately preceding the Effective Time and cause all then outstanding options to purchase Shares in such Offering to be exercised on such payroll date for the purchase of Shares and (iii) to release from any “Holding Period,” as defined in the Employee Stock Purchase Plan, all Shares that have been purchased pursuant to the Employee Stock Purchase Plan prior to, and are outstanding as of, the Effective Time (the “ESPP Shares”), including the Shares purchased pursuant to this Section 2.05. As of the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each then outstanding ESPP Share shall be converted into and shall become the right to receive the Merger Consideration, without interest, pursuant to Section 2.01(c), subject to applicable income and employment tax withholding amounts and other statutory social charges (if any) required to be withheld by the Company or any of its Subsidiaries under any applicable law. Prior to the Effective Time, the Company shall take (or cause to be taken) such actions as may be necessary or appropriate so that the Employee Stock Purchase Plan and any and all rights under any provisions thereof shall terminate as of the Effective Time, without any action on the part of the Company or any other Person.

     SECTION 2.06. Stock Units. Prior to the Effective Time, the Company shall take (or cause to be taken) such actions as may be necessary to ensure that each stock unit (a “Stock Unit”) that was granted under the Company’s Amended and Restated Management Deferred Compensation Plan or the Amended and Restated Director Deferred Compensation Plan (the “Deferred Compensation Plans”) and that is outstanding at the Effective Time shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, equal to the Merger Consideration (in the aggregate, the “Stock Unit Consideration”). Each participant in the Deferred Compensation Plans who has, prior to the date hereof, elected to receive his or her “Account Balances,” as defined thereunder, upon a “Change in Control,” as defined thereunder, shall receive prompt payment of the Merger Consideration for his/her Stock Units and the then value of his/her remaining Account Balances, subject to applicable income and employment tax withholding amounts and other statutory social charges (if any) required to be withheld by the Company or any of its Subsidiaries under any applicable law. With respect to each other participant in the Deferred Compensation Plans, the Merger Consideration for his/her Stock Units shall be transferred to the “rabbi” trust established and in effect as of the date hereof for the applicable Deferred Compensation Plan and credited to his/her Cash Account, as defined thereunder, and remain subject to the terms and conditions of the applicable Deferred Compensation Plan. The Company shall not permit any participant in the Deferred Compensation Plans to select or change his/her “Change in Control Payment Method” (as defined in the Deferred Compensation Plans) after the date hereof. Prior to the Effective Time, the Board of Directors of the Company and the Company’s chief executive officer shall take such actions as may be necessary so that, from and after the Effective Time, the Plan Administrator of each Deferred Compensation Plan shall be one or more persons selected by the Surviving Corporation or its designee. Prior to the Effective Time, the Company shall take all actions necessary or appropriate to preclude the grant or allocation of any stock units or other equity rights or awards under any of the Deferred Compensation Plans with respect to compensation earned after December 31, 2003. The Company shall use its reasonable best efforts to obtain the consents of individuals which may be required for amendments to, or changes in, the Deferred Compensation Plans. Upon execution of the Consent set forth in Section 2.06 of the Company Disclosure Schedule and designation of the post-Effective Time Plan Administrator in accordance with this Section 2.06, and after making the efforts to obtain consents required by the immediately preceding sentence, the Company shall be deemed to have taken all actions required by this Section 2.06.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth with respect to a specifically identified representation and warranty referenced in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) and with respect to any other representation and warranty to the extent that it is reasonably apparent from the face of any such disclosure on the Company Disclosure Schedule that such disclosure should qualify such other representation and warranty; or (ii) disclosed in the Company SEC Reports (as defined in Section 3.05(a)) filed prior to the date of this Agreement, the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

     SECTION 3.01. Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing corporation or other entity in good standing under the laws of its jurisdiction of formation, with all corporate or other power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where any such failures to be so qualified and in good standing have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.11). The Company has heretofore made available to Parent and Merger Sub accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than in the Company’s Subsidiaries.

     SECTION 3.02. Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 Shares and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on December 8, 2003: 97,038,492 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and 10,987,984 Shares were held in the Company’s treasury. In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 11,544,510 Shares. Since such date, the Company has not issued any Shares other than upon the exercise of Existing Stock Options outstanding on such date, has not granted any options, warrants or rights or entered into any other agreements or commitments to issue any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Company Disclosure Schedule contains a true, accurate and complete list, as of December 8, 2003, of the name of each Existing Stock Option or Stock Unit holder, the number of outstanding Existing Stock Options or Stock Units held by such holder, the grant date of each such Existing Stock Option, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and the corresponding exercise price. Except for the Existing Stock Options and the Stock Units and for the Company’s obligations under the Rights Agreement, dated as of August 15, 1996 (the “Rights Agreement”), between the Company and Wells Fargo Bank of Arizona, N.A., as rights agent, and under the Company’s Employee Stock Purchase Plan, and except for the transactions contemplated by this Agreement, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

     (b) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock or other equity interest of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company’s Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     SECTION 3.03. Authority for this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, except for the Required Company Vote (as defined in Section 3.19), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or any of its Affiliates or stockholders are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to completion of the Merger, the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     SECTION 3.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a "Governmental Entity”) except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or applicable foreign antitrust or competition laws (“Foreign Antitrust Laws”), (ii) for the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (iii) for the applicable requirements under the DGCL, (c) require any consent, waiver or approval under or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Material Contract (as defined in Section 3.15), (d) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except in the case of clauses (b), (c) and (d) for any of the foregoing that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.05. Reports; Financial Statements. (a) Since January 1, 2001, the Company has timely filed with the U.S. Securities and Exchange Commission (“SEC”) all forms, reports, schedules, proxy statements, registration statements and other documents required to be filed by it (the “Company SEC Reports”). As of their respective dates, all of the Company SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the U.S. Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis (except in the case of unaudited statements, as otherwise permitted by the rules and regulations of the SEC and described in the notes included therewith) and fairly present the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein, except as specifically provided in the notes thereto (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which were, or are anticipated to be, individually or in the aggregate, material in amount).

     (c) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case, that is required by U.S. GAAP to be set forth on a consolidated balance sheet of the Company or related financial statement footnotes, except for (i) liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated hereby, (ii) liabilities and obligations reflected on the consolidated balance sheet of the Company and its Subsidiaries as of September 27, 2003 included in the Company SEC Reports and (iii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 27, 2003 which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.06. Absence of Certain Changes. Since December 31, 2002, (x) there has not been any Material Adverse Effect, (y) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement, and (z) neither the Company nor any of its Subsidiaries has taken any of the following actions:

     (a) acquired or redeemed, directly or indirectly, or amended any Company Securities (including the Rights) or Subsidiary Securities;

     (b) split, combined or reclassified its capital stock or declared, set aside, made or paid any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, other than (i) quarterly cash dividends paid by the Company on the Shares in the ordinary course of business and (ii) cash dividends paid by a Subsidiary of the Company on its capital stock to the Company or any of its Subsidiaries;

     (c) adopted any amendments to its Certificate of Incorporation or Bylaws (or similar documents);

     (d) incurred or assumed any debt except for short-term debt incurred in the ordinary course of the business;

     (e) except as required by applicable law or pursuant to any collective bargaining or other labor agreement, entered into, amended, or extended any collective bargaining or other labor agreement;

     (f) consummated or entered into an agreement for any acquisition, by means of merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10,000,000 or more (inclusive of assumed debt), except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice;

     (g) entered into any indemnification agreement with any director, officer or employee;

     (h) changed any of the accounting methods, principles or practices used by it except as required by U.S. GAAP; or

     (i) agreed in writing or otherwise to take any of the foregoing actions.

     SECTION 3.07. Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed and at the time of the Company Stockholder Meeting (as defined in Section 6.01(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

     SECTION 3.08. Brokers. No Person (other than Goldman, Sachs & Co. (the "Company Financial Advisor”)), a true and complete copy of whose engagement letter has been furnished to Parent) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its Subsidiaries or any of their respective officers, directors or employees.

     SECTION 3.09. Employee Benefit Matters. (a) For purposes of this Agreement, the term (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, (ii) “ERISA Affiliate” means any trade or business, whether or not incorporated, which, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, (iii) “Company Plan” means any Plan (x) maintained, sponsored or contributed to by the Company or any ERISA Affiliate or (y) to which the Company or any ERISA Affiliate (1) has any obligation to contribute, (2) is a party or is otherwise bound or (3) otherwise has any material liability (whether absolute or contingent and including any material liability arising out of an indemnification, guarantee, hold harmless, joint and several or similar obligation) and (iv) “Plan” means any “employee benefit plan,” within the meaning of ERISA, whether or not subject to ERISA, and any employment, consulting, severance, termination, change in control, retention, deferred or incentive compensation, bonus, commission, stock option or other equity-based or equity-valued, vacation, fringe or other material employee or retiree benefit or compensation plan, program, arrangement, policy, agreement or commitment.

     (b) Each Company Plan has been operated and administered, and is, in compliance with its terms and all applicable laws, rules, regulations and interpretations, except for any failure to so operate or administer or comply in any respect that would result in any material liability or obligation of the Company or any of its Subsidiaries.

     (c) Neither the Company nor any of its Subsidiaries has incurred or is reasonably expected to incur, either directly or indirectly (including as a result of any indemnification, guarantee, hold harmless, joint and several or similar obligation), any material liability under or pursuant to any provision of Title I or IV of ERISA, the penalty, excise tax or joint and several liability provisions of the Code relating to Plans or any comparable laws, rules, regulations or interpretations of an applicable non-U.S. jurisdiction and, to the knowledge of the Company, no event, transaction or condition has occurred or exists or is reasonably expected to occur or exist which would result in any such liability to the Company or any of its Subsidiaries or, following the Effective Time, Parent or any of its Subsidiaries.

     (d) No Company Plan has an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code; provided, however, that any multi-employer pension plan to which the Company contributes is excepted from this representation.

     (e) With respect to each Company Plan, (i) the Company and its Subsidiaries have paid, on a timely basis, all contributions, premiums and expenses due and have adequately and properly accrued all such amounts not yet due but accrued, (ii) except for the Company’s Future Security Plan (which is a cash balance plan, as to which favorable determination letters are not currently available), each Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification, and (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan.

     (f) No deduction for federal income tax purposes has been or is expected by the Company to be disallowed for any amount paid or payable or benefit to be provided by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 280G of the Code.

     (g) No Company Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity and, to the knowledge of the Company, no such Person is contemplating any such investigation.

     (h) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, solely or together with any other event (whether contingent or otherwise), will (i) result in the payment or series of payments or the provision of benefits to any Person of any “excess parachute payments” within the meaning of Section 280G of the Code, (ii) entitle any Person to any increased or modified benefit or payment, (iii) increase the amount of, or accelerate the time for payment, vesting or funding of, any compensation or benefit, including any equity-based compensation or benefit.

     (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement or understanding with a labor union or labor organization applicable to employees of the Company or any of its Subsidiaries. There are no labor unions or other organizations representing any employee of the Company or any of its Subsidiaries and, to the Company’s knowledge, there has not been any union organizing activities of such employees.

     (j) Neither the Company nor any of its Subsidiaries has violated any provision of federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Entity regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor related matters, except for such violations which have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.10. Litigation, etc. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against or relating to the Company or any of its Subsidiaries that involves a claim against the Company or any of its Subsidiaries in excess of $500,000 or that, individually or in the aggregate, has had or, if adversely determined, is reasonably likely to have a Material Adverse Effect, and, to the Company’s knowledge, there is no basis for any claim, action, suit, proceeding or investigation that, if adversely determined, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company

is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.11. Tax Matters. (a) The Company and its Subsidiaries have timely filed all returns and reports relating to material Taxes required to be filed by applicable law with respect to each of the Company and its Subsidiaries or any of their income, properties or operations as of the date hereof. All such returns are true, accurate and complete in all material respects. The Company and its Subsidiaries have timely paid all material Taxes attributable to each of the Company and its Subsidiaries that were due and payable without regard to whether such Taxes have been assessed. The Company has made available to Parent and Merger Sub complete and accurate copies of the portions applicable to each of the Company and its Subsidiaries of all United States consolidated federal income Tax returns, and any amendments thereto, filed by or on behalf of the Company and its Subsidiaries for the taxable years ending 2001 and 2002.

     (b) The Company and its Subsidiaries have made adequate provisions in accordance with U.S. GAAP appropriately and consistently applied to each of the Company and its Subsidiaries in the consolidated financial statements included in the Company SEC Reports for the payment of all material Taxes for which each of the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such material Taxes is disputed.

     (c) All federal, state, local and foreign Tax returns of the Company and its Subsidiaries have been audited and settled, or are closed to assessment, for all years through 1996. There is no written claim or assessment pending, and, to the best of the Company’s knowledge, there is no claim threatened against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

     (d) The Company and each of its Subsidiaries have withheld from payments to their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws.

     (e) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws other than provisions of employee withholding.

     (f) There is no contract, agreement or intercompany account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a party, other than a group the common parent of which is the Company.

     (g) No written claim has ever been made by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that it is or may be subject to taxation by that jurisdiction with respect to any period that is not closed to assessment.

     (h) Neither the Company nor any of its Subsidiaries is a United States Real Property Holding Corporation (“USRPHC” within the meaning of Section 897 of the Code) and none was a USRPHC on any “determination date” (as defined in §1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five-year period preceding the Closing.

     (i) The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

     (j) To the Company’s knowledge, each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

     (k) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the U.S. Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

     (l) The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

     (m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

     (n) For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever (together with any interest, penalties, directly related liabilities, fines or additions to tax that may become payable in respect thereof) imposed by any country, state, county, provincial or local government or subdivision or agency thereof.

     SECTION 3.12. Compliance with Law. The Company and its Subsidiaries and their personnel and operations are, and have been, in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to their businesses or operations. The Company and its Subsidiaries have all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of such material Permits.

     SECTION 3.13. Environmental Matters. (a) The Company, each of its Subsidiaries, and their properties, assets and operations have been at all times, and are, in compliance in all material respects with all applicable Environmental Laws. The Company and each of its Subsidiaries has obtained all material Permits that are required with respect to the operation of its business, property and assets under such Environmental Laws, all such material Permits are in full force and effect, all required applications for renewal have been timely filed, and there are no proceedings pending or, to the knowledge of the Company, threatened in writing to modify or revoke any such Permit.

     (b) There are no past or present conditions or circumstances at the current or, to the knowledge of the Company, former properties or assets, or arising out of the operations, of the Company or any of its current or, to the knowledge of the Company, former Subsidiaries, including without limitation a Release or threatened Release of any Hazardous Substance, whether on-site or off-site, which are reasonably anticipated to require notification, investigation or remediation or to impose material liabilities or obligations on the Company or its Subsidiaries pursuant to Environmental Laws.

     (c) Neither the Company nor any of its Subsidiaries has received any written notice, written request for information, complaint or administrative or judicial order, and there is no investigation, action, suit or proceeding pending or, to the knowledge of the Company, threatened in writing, alleging or asserting material liability or potential liability against the Company or any of its Subsidiaries under any Environmental Law or arising from or related to a Release or threatened Release.

     (d) The Company is not required to make any notifications, registrations, and filings pursuant to any Environmental Disclosure Requirements applicable to its assets and the assets of its Subsidiaries.

     (e) For purposes of the foregoing, (i) “Environmental Law” means any statute, law (including common law), ordinance, rule, regulation, requirement, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to (A) the protection or preservation of the environment, worker health and safety, human health as it relates to the environment or natural resources, (B) Releases or threatened Releases, (C) the generation, processing, labeling, distribution, registration, management, manufacture, import, export, use, treatment, handling, storage, disposal, transportation, or recycling of, or exposure to, any Hazardous Substance or (D) the presence of asbestos or asbestos-containing material, polychlorinated biphenyls, or other Hazardous Substance in a building, facility, fixture or other structure (including the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act, Toxic Substances Control Act, Hazardous Materials Transportation Act, and Occupational Safety and Health Act, in each case as amended, the state counterparts thereof and regulations issued thereunder); (ii) “Hazardous Substance” means any pollutant, contaminant, or toxic, hazardous or dangerous waste, substance, material, or agent that is identified or regulated as such under any Environmental Law (including petroleum or any fraction thereof, asbestos or asbestos-containing-material, vinyl chloride or vinyl chloride-containing-material, polychlorinated biphenyls or urea formaldehyde foam insulation); (iii) “Release” means any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance or noxious noise or odor, at, in, on, into or onto the environment; and (iv) “Environmental Disclosure Requirements” means any Environmental Laws requiring notification of the buyer of real property, or notification, registration, or filing with any governmental agency, prior to the sale of any real property or transfer of control of an establishment, of the actual or threatened presence or Release into the environment, or the use, disposal, or handling of Hazardous Substance on, at, under, or near the real property to be sold or the establishment for which control is to be transferred.

     SECTION 3.14. Intellectual Property.

     (a) Section 3.14 of the Company Disclosure Schedule sets forth a complete and correct list of the following categories of Company Owned Intellectual Property: (A) registered and material unregistered Trademarks; (B) Patents (including issued and applications therefor); (C) registered Copyrights; (D) material Software (other than commercial “shrink wrap” software). Section 3.14 of the Company Disclosure Schedule also separately lists (E) all material agreements under which Company or any of its Subsidiaries use Company Licensed Intellectual Property and (F) all material agreements under which any of Company or any of its Subsidiaries has licensed to others the right to use Company Intellectual Property, in each case, specifying the parties to the agreement, the Intellectual Property that is licensed, and whether the license is exclusive or non-exclusive.

     (b) The Company Intellectual Property constitutes all of the Intellectual Property that is material or necessary to the business of the Company or any of its Subsidiaries, in each case, as such business is currently conducted by the Company or its Subsidiaries; except for Intellectual Property that the Company and its Subsidiaries could discontinue to use without such a discontinuation having, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries own, or license or otherwise possess legally enforceable rights, free and clear of any liens, to use the Company Intellectual Property, except to the extent that the failure to have any such rights has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c) The Company and its Subsidiaries have taken reasonable and appropriate steps to protect the material Company Owned Intellectual Property in all jurisdictions in which each of the Company and its Subsidiaries does a material amount of business, and any registrations for material Company Owned Intellectual Property, including for such material Patents, Trademarks, and Copyrights, are registered in the name of the Company or its Subsidiaries, as the case may be, and, to the Company’s knowledge, registrations for material Company Owned Intellectual Property are valid and subsisting.

     (d) To the Company’s knowledge, each of the Company and its Subsidiaries has secured valid written assignments of rights from all consultants and employees who contribute or have contributed to the creation or development of material Company Owned Intellectual Property (other than such rights that the Company owns by operation of law).

     (e) The Company and its Subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of all material Trade Secrets that comprise any part of the Company Intellectual Property, and, to the Company’s knowledge, there are no unauthorized uses, disclosures or infringements of (i) any such Trade Secrets by any third party or (ii) any Trade Secrets of a third party by the Company or any of its Subsidiaries.

     (f) There is no pending (or, to the knowledge of the Company, threatened) assertion or claim and there has been no such assertion or claim in the last three years: (i) challenging the validity or enforceability of, or contesting the Company’s or its Subsidiaries’ rights with respect to, any of the Company Owned Intellectual Property; (ii) challenging the Company’s or its Subsidiaries’ rights to use the Company Licensed Intellectual Property or the validity or enforceability of the agreement relating thereto; or (iii) asserting that the Company’s or its Subsidiaries’ use or exploitation of any Company Intellectual Property or its or their provision of goods and services in their respective businesses as currently conducted infringes upon, misappropriates, violates or conflicts in any way with the rights of any third party (including rights in Intellectual Property); and, in each case, to the knowledge of the Company, there are no grounds for any such assertion or claim, except where such assertion or claim, in each case, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property of any third party.

     (g) Neither the Company, nor its Subsidiaries has or have given or received any notice of default or any event which with the lapse of time would constitute a default under any agreement relating to Company Intellectual Property; neither the Company, nor its Subsidiaries, nor, to their knowledge, any other party, currently is in default with regard to any agreement relating to Company Intellectual Property, and there exists no condition or event (including, without limitation, the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default by the Company or its Subsidiaries under any agreement relating to the Company Intellectual Property, or would give any person any rights of termination, cancellation, acceleration of any performance under any such agreement or result in the creation or imposition of any lien, in each case, except where such default would not have a Material Adverse Effect.

     (h) To the Company’s knowledge, there are no unauthorized uses, disclosures, infringements, or misappropriations by any third party of any Company Owned Intellectual Property or any breaches by any third party of any licenses or agreements involving Company

Owned Intellectual Property, except where such actions would not have, individually or in the aggregate, a Material Adverse Effect.

     (i) To the Company’s knowledge, all use or disclosure of confidential and/or proprietary information not owned by the Company or its Subsidiaries in the course of conducting their respective businesses has been in accordance with an agreement between the Company or its Subsidiaries and the owner of such confidential and/or proprietary information.

     (j) To the Company’s knowledge, the Company has obtained all necessary consents from customers with regard to the Company’s collection and dissemination of personal customer information in accordance with any applicable privacy policy published or otherwise communicated by the Company. The Company’s practices regarding the collection and use of personal customer information are and have been in compliance in all material respects with such privacy policies.

     (k) As used in this Agreement, (i) “Company Intellectual Property” means (A) the Company Owned Intellectual Property and (B) the Company Licensed Intellectual Property;

     (ii) “Company Licensed Intellectual Property” means all Intellectual Property other than Company Owned Intellectual Property that is used under license or otherwise used by the Company or its Subsidiaries as of the Closing Date;

     (iii) “Company Owned Intellectual Property” means Intellectual Property owned by the Company or its Subsidiaries as of the Closing Date; and

     (iv) “Intellectual Property” means any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including, without limitation, such rights in and to: (A) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, assumed names, business names and domain names (the “Trademarks”); (B) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights (collectively, “Patents”); inventions, invention disclosures, discoveries and improvements, whether patentable or not; (C) works of authorship (the “Copyrights”); (D) trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”) ; (E) computer software, data files, source and object codes, user interfaces, manuals, databases and other specifications and documentation (collectively, “Software”); (F) mask works; (G) moral rights; (H) claims, causes of action or defenses relating to the enforcement of any of the foregoing; and (I) the goodwill associated with the foregoing.

     SECTION 3.15. Material Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), (b) any contract or agreement that involves or is anticipated to involve aggregate payments of more than $10,000,000 in any year, or more than $25,000,000 over the life of the contract (other than purchase orders), (c) to the Company’s knowledge, any contract or agreement which contains a non-competition covenant that precludes the Company or any of its Affiliates from operating in any line of business or in any geographic location or (d) any standstill agreement that restricts the Company or any of its Subsidiaries from acquiring the stock or assets of another person (each contract of the type described in this Section 3.15 being referred to herein as a “Material Contract”). Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default, except for such defaults or events, individually or in the aggregate, that have not had and are not reasonably likely to have a Material Adverse Effect.

     SECTION 3.16. State Takeover Statutes Inapplicable. Section 203 of the DGCL is inapplicable to this Agreement, the Merger and the transactions contemplated hereby, assuming the accuracy of the representation and warranty contained in Section 4.07. No other takeover statute is applicable to this Agreement, the Merger or the transactions contemplated hereby.

     SECTION 3.17. Rights Agreement. The Company has irrevocably taken all necessary action, including, without limitation, amending the Rights Agreement, with respect to all of the outstanding rights issued pursuant to the Rights Agreement (the “Rights”), (a) to render the Rights Agreement inapplicable to this Agreement and the Merger, (b) to ensure that (i) Parent and Merger Sub, or either of them, are not deemed to be an Acquiring Person (as defined in the Rights Agreement) as a result of the execution of this Agreement or the consummation of the Merger pursuant to the Rights Agreement and (ii) no Shares Acquisition Date or Distribution Date (as such terms are defined in the Rights Agreement) occurs by reason of the execution and delivery of this Agreement or the consummation of the Merger, (c) so that the Company will have no obligations under the Rights or the Rights Agreement in connection with the Merger and the holders of Shares will have no rights under the Rights or the Rights Agreement in connection with the Merger, and (d) the Rights expire immediately prior to the Merger. The Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Rights Agreement have been previously provided to Parent.

     SECTION 3.18. Opinion of Financial Advisor. The Company Financial Advisor has provided to the Board of Directors of the Company its opinion, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Shares from a financial point of view (the “Fairness Opinion”). The Company will receive a written copy of the Fairness Opinion (as of the date of the Agreement) prior to the filing of the Proxy Statement in preliminary form with the SEC and will provide Parent with a true and complete copy of the Fairness Opinion promptly upon receipt thereof.

     SECTION 3.19. Required Vote of Company Stockholders. The only vote of the stockholders of the Company required to adopt the agreement of merger (within the meaning of

Section 251 of the DGCL) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares as of the record date for the Company Stockholder Meeting (the “Required Company Vote”). No other vote of the stockholders of the Company is required by law, the Restated Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and approve the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

     SECTION 4.01. Organization and Qualification. (a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned indirectly by Parent.

     (b) Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States or any other jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

     SECTION 4.02. Authority for this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceeding on the part of Parent or Merger Sub or any of their respective Affiliates or stockholders is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

     SECTION 4.03. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act and Foreign Antitrust Laws, (ii) for the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) for the applicable requirements under the

DGCL or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have, individually or in the aggregate, a Parent Material Adverse Effect, (c) require any consent, waiver or approval under or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not have, individually or in the aggregate, a Parent Material Adverse Effect or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or by which any of their respective assets are bound, except in the case of clauses (b) and (c) for any of the foregoing that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.04. Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations only as contemplated hereby.

     SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date mailed to stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Parent, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly so advise the Company and give the Company such information as is necessary so that such event may be so described in such an amendment or supplement promptly filed with the SEC.

     SECTION 4.06. Capital Resources. On or prior to the Closing Date, Parent will, or will cause Merger Sub to, have sufficient cash to provide for payment of the aggregate amounts payable in connection with the transactions contemplated by this Agreement.

     SECTION 4.07. Ownership of Shares. Neither Parent nor any of its Subsidiaries (i) owns, directly or indirectly, any Shares or (ii) is a party to any contract, agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares, other than pursuant to this Agreement.

     SECTION 4.08. Brokers. No Person (other than Rothschild Inc.) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Parent or any of its Subsidiaries or any of their officers, directors or employees.

     SECTION 4.09. Litigation, etc. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Parent or Merger Sub, threatened against or relating to Parent or any of its Subsidiaries that involves a claim against Parent or any of its Subsidiaries that, individually or in the aggregate, has had or, if adversely determined, is reasonably likely to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.01. Conduct of Business of the Company. Except as expressly contemplated by this Agreement or Section 5.01 of the Company Disclosure Schedule, required by applicable law or as may be agreed in writing by Parent (which consent shall not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business and consistent with past practice, will maintain and will cause each of its Subsidiaries to maintain insurance in such amounts and of such kinds comparable to that in effect on the date hereof (with insurers of substantially the same or better financial condition), and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement or Section 5.01 of the Company Disclosure Schedule or required by applicable law, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company will not and will not permit any of its Subsidiaries to:

     (a) issue, sell or grant options or rights (including any options or rights under the Employee Stock Purchase Plan) to purchase, pledge or receive, or authorize or propose the issuance, sale or grant of options or rights to purchase, pledge or receive any Company Securities or Subsidiary Securities, other than the issuance of Shares upon exercise of Existing Stock Options or the settlement of Stock Units or purchase of Shares under the Employee Stock Purchase Plan with respect to the Offering pending as of the date of this Agreement;

     (b) acquire or redeem, directly or indirectly, or amend any Company Securities (including the Rights) or Subsidiary Securities;

     (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than (i) cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to their capital stock and (ii) regular quarterly cash dividends paid by the Company with respect to the Shares, not in excess of $ 0.09 per Share, with usual declaration, record and payment dates in accordance with past practice);

     (d) (i) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10,000,000 or more (inclusive of assumed debt), except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice or (ii) enter into a Material Contract or amend or extend any Material Contract or grant any release or relinquishment of any rights under any Material Contract (for purposes of this Section 5.01 (d) (ii) only, the term Material Contract shall include any contract or agreement that involves or is anticipated to involve aggregate payments of more than $ 7,500,000 in any year or more than $20,000,000 over the life of the contract);

     (e) incur or assume any debt except for short-term debt incurred in the ordinary course of business consistent with past practice;

     (f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to the Company or wholly-owned Subsidiaries of the Company;

     (g) make any capital expenditures other than in accordance with the Company’s annual budget as previously disclosed to Parent or expenditures that do not, individually or in the aggregate, exceed $5,000,000;

     (h) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly-owned Subsidiaries of the Company);

     (i) change any of the accounting methods, principles or practices used by it except as required by U.S. GAAP;

     (j) make any material Tax election or settle or compromise any material federal, state or local income Tax liability;

     (k) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar documents);

     (l) grant or pay any stock related performance or similar awards or bonuses other than any awards or bonuses payable for fiscal year 2003 in cash and in the ordinary course of business consistent with past practice pursuant to Company Plans in effect on the date hereof;

     (m) forgive or extend any loans to employees, officers or directors or any of their respective Affiliates or Associates (as defined in Section 9.11);

     (n) enter into or adopt any new, or amend any existing Plan, or grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to individuals who are not executive officers or directors of the Company in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);

     (o) terminate without “Cause” any of the Management Contract Parties or cause or knowingly allow any event or condition to occur or exist that would give any such Management Contract Party “Good Reason” to terminate his or her employment (as such terms are defined in the Change of Control Agreement in effect as of the date of this Agreement between the Company and such Management Contract Party);

     (p) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any Plan, except as required by the Company Plans currently in effect;

     (q) except as required by applicable law or pursuant to any collective bargaining or other labor agreement currently in effect, enter into, amend, or extend any collective bargaining or other labor agreement;

     (r) adopt, amend or terminate any Plan or any other bonus, severance, insurance, pension or other employee benefit plan or arrangement;

     (s) settle or agree to settle any suit, action, claim, proceeding or investigation that is material to the Company (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities to the extent reflected or reserved against in the financial statements as at September 27, 2003, payable with insurance or incurred in the ordinary course of business subsequent to that date;

     (t) except as specifically permitted by Section 6.02, take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the parties to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

     (u) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Stockholder Meeting; or

     (v) agree in writing or otherwise to take any of the foregoing actions.

     SECTION 5.02. Access to Information. (a) Between the date hereof and the Effective Time, the Company will give Parent and Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities and, subject to applicable law and existing confidentiality agreements, to all books and records of the Company and its Subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the Company’s officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request, provided that no investigation pursuant to this Section 5.02 shall affect or be deemed to modify any of the representations or warranties made by the Company.

     (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent, (i) concurrently with the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company’s SEC filings, which (in the case of this clause (ii)), shall be in accordance with the books and records of the Company.

     (c) Each of Parent and Merger Sub will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated September 16, 2003 (the “Confidentiality Agreement”).

ARTICLE VI

ADDITIONAL AGREEMENTS

     SECTION 6.01. Preparation of the Proxy Statement; Stockholders Meeting. (a) The Company will, as promptly as practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in connection with the vote of the stockholders of the Company with respect to the Merger in preliminary form and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto, to prepare and file with the SEC the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall promptly provide any information or responses to comments or other assistance reasonably requested in connection with the foregoing. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall give reasonable consideration to all comments proposed by Parent.

     (b) The Company shall take all lawful action to (i) cause a special meeting of its stockholders (such meeting or any adjournment thereof, the “Company Stockholder Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement, and the Merger, and (ii) solicit proxies from its stockholders to obtain the Required Company Vote for such approval and adoption. The Board of Directors of the Company shall recommend approval and adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and the

Merger by the Company’s stockholders and, except as permitted by Section 6.02, the Board of Directors of the Company shall not withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so).

     SECTION 6.02. Acquisition Proposals. (a) The Company shall not, and shall use its reasonable best efforts to cause its Subsidiaries and its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents and Affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with respect to, or provide any information, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any action to assist or facilitate, any Person or group in respect of, any Acquisition Proposal (as defined below). Notwithstanding the foregoing and subject to compliance with Section 6.02(c) and the prior execution by such Person or group of a confidentiality agreement in no material respect less favorable to the Company than the terms of the Confidentiality Agreement (except that such confidentiality agreement need not contain a standstill provision), the Company may furnish information to or enter into discussions or negotiations with respect to an Acquisition Proposal with any Person or group that has made an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company reasonably determines is likely to result in a Superior Proposal and that did not result from a breach of this Section 6.02(a) if, and only to the extent that, the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would be reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law.

     (b) The Company will promptly (and in any event within 36 hours) notify Parent, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and will promptly communicate to Parent the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and any other terms of such request, inquiry or Acquisition Proposal. If, in accordance with the terms of this Section 6.02, the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or Affiliates) participates in discussions or negotiations with, or provides information to, a Potential Acquiror, the Company will keep Parent advised on a current basis of any significant developments with respect thereto.

     (c) The Company will, and will use its reasonable best efforts to cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent, Merger Sub or any of their respective Affiliates or Associates conducted prior to the date hereof with respect to any Acquisition Proposal.

     (d) Unless and until this Agreement has been terminated in accordance with Article VIII, the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation of the Merger as set forth in Section 6.01 unless the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that the failure to do so would be reasonably likely to result in a breach of the fiduciary duties of the Board of

Directors of the Company under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) redeem the Rights or amend, or take any other action with respect to, the Rights Agreement to facilitate any Acquisition Proposal or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal (other than a confidentiality agreement meeting the criteria described in Section 6.02(a)). Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the stockholders of the Company, the Board of Directors of the Company receives a Superior Proposal, the Board of Directors of the Company may, if it determines in good faith, by resolution duly adopted after consultation with outside legal counsel to the Company, that the failure to do so would be reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law, approve or recommend such Superior Proposal and terminate this Agreement as permitted pursuant to the terms of Section 8.03(b) (and, at its option, concurrently with or immediately after such termination cause the Company to enter into a definitive agreement with respect to such Superior Proposal), but only at a time that is after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors has received a Superior Proposal and providing Parent with the identity of the Potential Acquiror and the terms of such Superior Proposal (attaching, if in writing, the most current version of such proposal or agreement), with the intent of enabling Parent to match such proposal and to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected. Without limiting any other rights of Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendation of the Merger or any termination of this Agreement shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Section 203 of the DGCL, any other takeover statute, and the Rights Agreement to be inapplicable to, this Agreement and the transactions contemplated hereby, which approvals and actions are irrevocable.

     (e) Nothing contained in this Section 6.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from taking any action or making any disclosure required by applicable law.

     (f) For purposes of this Agreement, (i) “Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, or at least 20% of the equity interest in, or businesses of, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal that (a) if consummated, would result in the third party making such proposal (or, in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring all of the Shares or all of the voting power of the Company and (b) the Board of Directors of the Company has determined in good faith (after consultation with its legal and financial advisors and taking into account all the terms and conditions of the Acquisition Proposal and this Agreement deemed relevant by the Board of Directors of the Company, including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, and the ability of such third party to obtain financing for the Acquisition Proposal and taking into account all other legal, financial, regulatory and other aspects of such proposal) is more favorable to the Persons to whom it owes fiduciary duties under applicable laws than the Merger.

     SECTION 6.03. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     SECTION 6.04. Certain Filings. (a) Each of the Company and Parent shall make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to this Agreement, the Merger and the transactions contemplated hereby. Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Parent and the Company shall take or undertake all such further action as may be necessary to resolve such objections, if any, as the U.S. Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or jurisdiction (each, a “Government Antitrust Entity”) may assert under relevant antitrust, or competition laws with respect to the transactions contemplated hereby.

     (b) Without limiting the generality of the undertakings pursuant to Section 6.04(a), (i) Parent shall proffer its willingness to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of the Company or of any United States Subsidiary of Parent, (B) terminate such existing relationships and contractual rights and obligations and (C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the relevant Government Antitrust Entity giving effect thereto) if such action is likely to be necessary for the purpose of avoiding or preventing any action by any Government Antitrust Entity to seek to restrain, enjoin or otherwise prevent or materially delay consummation of the transactions contemplated by this Agreement prior to the Outside Date (as defined in Section 8.02(a)); (ii) Parent shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (i) of this subsection (b)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Outside Date; (iii) each of the Company and Parent will keep the other informed of any material communication and provide to the other copies of all correspondence, between it (or its advisors) and any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 6.04; and (iv) each of the Company and Parent shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meeting or conference with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meeting or conference with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings and conferences. Notwithstanding any of the foregoing, no failure to obtain termination of the waiting period under the HSR Act shall be deemed to be a breach hereunder by the Company. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Government Antitrust Entity relating to its obligations under subsections (b)(i) and (b)(ii) hereof.

     SECTION 6.05. Public Announcements. Each of Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by the applicable regulations of any relevant stock exchange.

     SECTION 6.06. Indemnification; Directors’ and Officers’ Insurance. (a) Parent and the Company agree that all rights to indemnification for liabilities, and all limitations with respect to liability, existing in favor of any person included in the ambit of the indemnification provisions in Article IX of the Company’s Restated Certificate of Incorporation or Section 6.7 of the Company’s Bylaws in effect as of the date hereof (an “Indemnified Person”), as provided in the Company’s Restated Certificate of Incorporation or By-laws and any indemnification agreement in effect at the date hereof, shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the fullest extent permitted by law; provided, however, that in the event any claim is asserted or made within such six-year period, all such rights, liabilities and limitations in respect of any such claim shall continue until disposition thereof; provided further that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the DGCL, the Company’s Restated Certificate of Incorporation or By-laws or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent.

     (b) Parent or the Surviving Corporation shall maintain the Company’s existing directors’ and officers’ liability insurance policy (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent or the Surviving Corporation may substitute therefor policies of substantially similar coverage (including pursuant to Parent’s own policy) and amounts containing terms no less advantageous to such former directors or officers; provided further that, subject to the preceding proviso, if the existing D&O

Insurance expires or is canceled during such period, Parent or the Surviving Corporation shall obtain substantially similar D&O Insurance; and provided further that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case, shall purchase as much coverage as possible for such amount. In lieu of maintaining such D&O Insurance, Parent shall have the option to purchase a tail insurance policy providing substantially similar coverage and amounts as provided by the D&O Insurance.

     (c) If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 6.06.

     (d) The rights of each Indemnified Person hereunder shall be in addition to any other rights such Indemnified Person may have under applicable law, agreement or otherwise. The provisions of this Section 6.06 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons, their heirs and representatives.

     SECTION 6.07. Notification of Certain Matters. The Company shall, upon obtaining knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of any of the following, give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract, (v) any notice or other communication from any Governmental Entity in connection with the Merger, (vi) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or which relate to the consummation of the Merger, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (viii) any event or occurrence that is, or would reasonably be likely to be, a Material Adverse Effect with respect to it; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.08. Employee Matters. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to, honor, in accordance with their terms all collective bargaining agreements, existing supplemental pension arrangements, existing employment, severance and change of control agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 6.08(a) of the Company Disclosure Schedule. From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to assume expressly and agree to perform each agreement with an individual specified in Section 6.08(a) of the Company Disclosure Schedule in the same manner and to the same extent that the Company would be required to perform it if the Merger had not taken place. From and after the Effective Time, Parent will cause the Surviving Corporation to honor all obligations in respect of commitments or elections made by members of the Company’s Board of Directors prior to the date of this Agreement under the Directors’ Charitable Award Program.

     (b) From and after the Effective Time and until December 31, 2005, Parent will cause the Surviving Corporation and its Subsidiaries to honor, the Company’s Separation Pay Plan in Event of a Change in Control and the Company’s Enhanced Severance Pay Plan for Terminated Employees (the “Severance Plans”) and the Deferred Compensation Plans, as such plans exist on the date hereof (except that there will be no Stock Unit Accounts under the Deferred Compensation Plans).

     (c) From and after the Effective Time and until December 31, 2005, Parent will cause the Surviving Corporation and its Subsidiaries to provide to those individuals who are employed by any such entity at the Effective Time and who are not covered by a collective bargaining agreement with (i) an annual salary or hourly wage rate, as applicable, and annual cash bonus opportunities that are no less favorable to such individuals than the salary or wage rate and annual cash bonus opportunities provided to each such individuals by the Company or its Subsidiaries immediately prior to the Effective Time and (ii) employee compensation and benefit plans (including retiree medical plans) no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries (excluding for these purposes the Stock Option Plans, Employee Stock Purchase Plan, the provision of a Stock Unit Account in the Deferred Compensation Plans and any other equity based arrangement).

     (d) Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries (who are not covered by a collective bargaining agreement) prior to the Effective Time to be taken into account for vesting and eligibility and benefit accrual purposes under employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plan for those purposes; provided, however, that such service shall not be credited for benefit accrual purposes to the extent that such credit would result in recognition of the same period of service under duplicate Plans. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or their Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent will, and will cause its Subsidiaries and the Surviving Corporation and its Subsidiaries to, give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

     (e) The Company and its Subsidiaries will consult with Parent with respect to any communication (written, electronic or oral) intended to be broadly circulated, or available generally, to any of their respective employees relating to the transactions contemplated hereby and will provide Parent with a reasonable opportunity to comment.

     (f) The parties agree that the consummation of the transactions contemplated by this Agreement shall constitute a “Change in Control” for all purposes of all Company Plans. The parties further agree that for purposes of this Section 6.08(f), the term “Change in Control” shall include all equivalent terms as required by context (by way of illustration and not limitation, “Change of Control”).

     SECTION 6.09. Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and Merger Sub copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be permitted by the rules and regulations of the SEC and as indicated in the notes thereto) and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which are anticipated to be, individually or in the aggregate, material in amount).

     SECTION 6.10. Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Parent and the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any takeover statute on the Merger.

     SECTION 6.11. Non-Confidentiality of Tax Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the parties (and each employee, representative or other agent of the parties) may disclose to any and all Persons without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated hereby beginning on the earliest of (i) the date of the public announcement by the parties of discussions relating to the transactions contemplated hereby; (ii) the date of public announcement by the parties of the transactions contemplated hereby or (iii) the date of the execution of this Agreement; provided, however, that nothing in this Section 6.11 shall permit either party (or any employee, representative or agent thereof) to disclose (A) any information that is not necessary to understand the tax treatment and tax structure of such transactions (including the identify of the parties and any information that could lead another to determine the identity of the parties), or (B) any other information to the extent that such disclosure could result in a violation of any securities law.

     SECTION 6.12. Continuity of Operations in Scottsdale; Management Team. (a) Parent acknowledges and agrees that it is Parent’s current intention for the Surviving Corporation to maintain its headquarters, and a substantial presence, in Scottsdale, Arizona.

     (b) Parent acknowledges and agrees that it is Parent’s current intention that the current senior executive officers of the Company, including Mr. Herbert M. Baum as Chief Executive Officer, will continue to serve in their respective positions with the Surviving Corporation.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.01. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law:

     (a) The agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement shall have been adopted by the Required Company Vote;

     (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and

     (c) No statute, rule, regulation, executive order, judgment, decree or injunction that prohibits the consummation of the Merger or makes such consummation illegal shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Parent, Merger Sub or the Company and continue to be in effect.

     SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable law:

     (a) The representations and warranties of the Company contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company pursuant to this Agreement, to the extent qualified by materiality (including a Material Adverse Effect qualification), shall have been true in all respects and, to the extent not so qualified, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true in all respects, or true in all material respects, as the case may be, only as of the specified date), provided, however, that the condition set forth in this Section 7.02(a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct in the aggregate would not be reasonably expected to have a Material Adverse Effect.

     (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing, except where the failure to so perform or comply, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

     (c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.02(a) and 7.02(b).

     (d) (i) All authorizations, consents or approvals of a Governmental Entity (other than those specified in Section 7.01(b) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).

     (ii) There shall not be pending any suit, action or proceeding that is reasonably likely to be adversely determined and that (A) seeks to restrain or prohibit the consummation of the Merger or to unwind the Merger after it has been consummated or (B) seeks to obtain from Parent any damages that would be reasonably expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Parent and its Subsidiaries (which for these purposes shall be deemed to include the Company and its Subsidiaries as though the Merger had been completed), taken as a whole.

     (e) The aggregate number of Dissenting Shares as of the Closing Date shall be less than 10% of the total number of Shares outstanding as of such date.

     (f) Since the date hereof, there shall not have been any state of facts, circumstance, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

     SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

     (a) The representations and warranties of Parent contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of Parent pursuant to this Agreement, to the extent qualified by materiality (including a Material Adverse Effect qualification), shall have been true in all respects and, to the extent not so qualified, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true in all respects, or true in all material respects, as the case may be, only as of the specified date), provided, however, the conditions set forth in this Section 7.03(a) shall be deemed to be satisfied so long as the failure of all such representations and warranties to be true and correct in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

     (b) Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing, except where the failure to so perform or comply, in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect.

     (c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of Parent, certifying as to the fulfillment of the conditions specified in Section 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

     SECTION 8.01. Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Required Company Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

     SECTION 8.02. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

     (a) the Merger shall not have been consummated by July 14, 2004 (the "Outside Date”); provided, however, that if either Parent or the Company determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity, the Outside Date may be extended by Parent or the Company from time to time by written notice to the other party to a date not beyond November 30, 2004 if it in good faith believes such consent, registration, approval, permit or authorization can be obtained by such date;

     (b) upon a vote duly taken at the Company Stockholder Meeting or at any adjournment or postponement thereof the Required Company Vote shall not have been obtained;

     (c) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.02(c) shall have used its reasonable best efforts to contest and remove such order, decree, ruling or action and shall not be in violation of Section 6.03 or 6.04; or

     (d) any Governmental Entity shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Sections 7.01(b), and 7.02(d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and non-appealable;

provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     SECTION 8.03. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if (a) there is a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.03(a) or 7.03(b), which has not been cured (or is not capable of being cured) within 15 Business Days following receipt by Parent of written notice of such breach; or (b) prior to the adoption of this Agreement by the stockholders of the Company, (i) the Company has complied with its obligations under Section 6.02, (ii) the Company has given Parent at least three Business Days’ advance written notice that it intends to terminate this Agreement in order to recommend or accept a Superior Proposal or to enter into an agreement for a transaction that constitutes a Superior Proposal, attaching the most current version of such proposal or agreement to such notice, (iii) the Company’s Board of Directors, after taking into account any modifications to the transactions contemplated by this Agreement that Parent has then proposed, has determined that such proposal is and continues to be a Superior Proposal and (iv) concurrently with the effectiveness of such termination, the Company pays to Parent the Termination Fee in accordance with Section 8.06.

     SECTION 8.04. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

     (a) the Board of Directors of the Company, whether or not permitted to do so by this Agreement, shall have (i) withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger, (ii) failed to call the Company Stockholder Meeting in accordance with Section 6.01(b), or (iii) approved, recommended or entered into a definitive agreement with respect to an Acquisition Proposal; or

     (b) there is a breach by the Company (i) of any of its material obligations under Section 6.02, or (ii) of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.02(a) or 7.02(b), which (in the case of this clause (ii)) has not been cured (or is not capable of being cured) within 15 Business Days following receipt by the Company of written notice of such breach.

     SECTION 8.05. Effect of Termination and Abandonment. If this Agreement is terminated and the Merger is abandoned pursuant to this Article VIII, this Agreement, except for the provisions of this Section 8.05 and 5.02(c), 8.06 and Article IX (each of which shall survive any such termination), shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.05 shall relieve any party to this Agreement of liability for any willful breach of this Agreement.

     SECTION 8.06. Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein (including the last sentence of Section 8.05), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (b) In the event that (i) (A) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.02(a) or 8.02(b) and (C) within 13 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement or a letter of intent with respect to, or consummates, any Acquisition Proposal (solely for purposes of this Section 8.06(b)(i), the term “Acquisition Proposal” shall have the meaning set forth in the definition of such term in Section 6.02(f) except that the reference to 20% therein shall be deemed a reference to 50%) or (ii) this Agreement is terminated by the Company pursuant to Section 8.03(b) or by Parent pursuant to Section 8.04(a) or 8.04(b)(i), then the Company shall pay Parent a termination fee of $ 110,000,000 (the “Termination Fee”) in immediately available funds by wire-transfer to an account designated by Parent, (x) in the case of a termination by the Company referred to in clause (ii), no later than (and as a condition to the effectiveness of) such termination, (y) in the case of a termination by Parent referred to in clause (ii), within two Business Days after such termination and (z) in the case of a payment as a result of any event referred to in Section 8.06(b)(i)(C), on or prior to the earlier of the date on which the agreement with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated. Notwithstanding anything to the contrary contained in this Agreement, any payment of the Termination Fee pursuant to this Section 8.06 shall represent the sole remedy for any termination of this Agreement requiring such payment and the Company and its Subsidiaries shall have no further liability under this Agreement.

     (c) If the Company fails promptly to pay the Termination Fee in accordance with Section 8.06(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company (or its successor), the Company (or its successor) shall pay to Parent the costs and expenses (including attorneys’ and expert witness fees) incurred in connection with such action, together with interest on the amounts owed (including the Termination Fee) from the date the payment was due under Section 8.06(b) to the date of actual payment at the prime rate of Citibank N.A. in effect from time to time during such period plus two percent.

     SECTION 8.07. Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Required Company Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     SECTION 8.08. Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

     SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.02. Entire Agreement; Assignment. (a) This Agreement (including the schedules) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including, but not limited to, by merger or consolidation) or otherwise; provided, however, that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct, wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties to this Agreement and their respective successors and assigns.

     SECTION 9.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) in writing by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

if to Parent or to Merger Sub, to:

Henkel KGaA
Henkelstrasse 67
40191 Düsseldorf
Germany
	Attention:	General Counsel
	Telephone:	+49 211 797 4347
	Facsimile:	+49 211 798 6660

with a copy to:	Henkel Corporation
2200 Renaissance Blvd., Suite 200
Gulph Mills, PA 19406
	Attention:	General Counsel
	Telephone:	+1 610 270 8154
	Facsimile:	+1 610 270 8219

and:	Cleary, Gottlieb, Steen & Hamilton
City Place House
55 Basinghall St
London EC2V 5EH
England
	Attention:	William A. Groll
	Telephone:	+44 207 614 2200
	Facsimile:	+44 207 600 1698

if to the Company, to:	The Dial Corporation
15501 North Dial Boulevard
Scottsdale, Arizona
	Attention:	Christopher J. Littlefield, Senior Vice President and General Counsel
	Telephone:	+1 480 754 5267
	Facsimile:	+1 480 754 5266

with a copy to:	Skadden Arps Slate Meagher & Flom LLP
One Rodney Square
Wilmington, DE 19801
	Attention:	Steven J. Rothschild
Robert B. Pincus
	Telephone:	+1 302 651 3000
	Facsimile:	+1 302 651 3001

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     SECTION 9.04. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof.

     SECTION 9.05. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except for the provisions of Section 6.06, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.07. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 9.08. Enforcement; Jurisdiction. (a)The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     (b) Legal proceedings commenced by any party hereto arising out of any of the transactions or obligations contemplated by this Agreement shall be brought exclusively in federal or state court located in the State of Delaware. Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees to take any and all future action necessary to submit to the jurisdiction of such courts only for action relating to disputes that may arise in connection with or in relation to the performance of the obligations under this Agreement and further agrees that service of process, summons, notice or document by United States registered mail to its respective address set forth in Section 9.03, or, in the case of Parent, to Henkel Corporation’s address set forth in Section 9.03 (or to such other address for notice that such party has given the other parties notice of in accordance with Section 9.03), shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto irrevocably waives any objection that it now has or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any lawsuit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against any party hereto in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of each of the parties therein described, or by appropriate proceedings under any applicable treaty or otherwise.

     SECTION 9.09. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.10. Interpretation. (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     SECTION 9.11. Definitions. (a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

     (b) “beneficial ownership” or “beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     (c) “Business Day” shall mean a day on which banks are open for business in Scottsdale, Arizona, and Düsseldorf, Germany.

     (d) “know” or “knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers.

     (e) “Material Adverse Effect” shall mean any state of facts, circumstance, change, development, effect, condition or occurrence that has been or would reasonably be expected to (i) be material and adverse to the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) directly or indirectly, prevent or materially impede or delay the consummation of the Merger; provided, however, that (I) any state of facts, circumstance, change, development, effect, condition or occurrence relating to (x) the economy or financial markets as a whole or (y) the laundry, personal care, air fresheners or food products industries generally, and not specifically relating to, or disproportionately affecting, the Company or its Subsidiaries shall not constitute a Material Adverse Effect, and (II) failure to meet analyst financial forecasts of the Company, in and of itself, shall not constitute a Material Adverse Effect.

     (f) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     (g) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity, provided, however, that the Company’s Employee Equity Trust shall not be considered a Subsidiary of the Company for purposes of Article II.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Henkel KGaA

By:	/s/ Ulrich Lehner

	Name:	Ulrich Lehner
	Title:	Chief Executive Officer

By:	/s/ Franz-Josef Acher

	Name:	Franz-Josef Acher
	Title:	General Counsel

Henkel Merger Corporation

By:	/s/ Helmut Nuhn

	Name:	Helmut Nuhn
	Title:	President

By:	/s/ Thomas-Gerd Kühn

	Name:	Thomas-Gerd Kühn
	Title:	Vice President

The Dial Corporation

By:	/s/ Herbert M. Baum

	Name:	Herbert M. Baum
	Title:	Chairman of the Board, President and Chief Executive Officer

EXHIBIT A

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

     FIRST: The name of the corporation is The Dial Corporation (hereinafter referred to as the “Corporation”).

     SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400 in the City of Wilmington, in the State of Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 1,000 shares of common stock and the par value of each of such shares is $0.01.

     FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

     (2) The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

     (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

     (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

     SIXTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the by-laws of the Corporation, to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter are in effect. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers. The Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Certificate of Incorporation or otherwise by the Corporation. Without limiting the generality of the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this seventh paragraph. Any amendment or repeal of this seventh paragraph shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

     SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this eighth paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

     EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power, provided, however, that any amendment or repeal of the seventh or eighth paragraphs of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.